ContiFinancial Corporation
Exhibit 12.1
Computation of Ratios

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
                                                           Year Ended March 31                     9 Mos Ended    9 Mos Ended
                                        -------------------------------------------------------   ----------------------------
                                          1992        1993        1994        1995        1996    Dec. 31, 1996  Dec. 31, 1995
Ratio of Earnings to Fixed Charges
   Summary
     Earnings                            19,707      17,078      42,334      77,895     197,996       203,155        137,121
     Fixed Charges                       12,686       6,529      12,124      29,635      74,770        79,989         51,255
                                        -------------------------------------------------------   ----------------------------
     Ratio                                 1.55        2.62        3.49        2.63        2.65          2.54           2.68
                                        =======================================================   ============================

   Earnings
     Pretax Income                        7,765      12,149      35,286      56,988     126,536       122,787         89,176
     Plus:  Interest expense(4)(i)(A)    12,686       6,529      12,124      29,635      74,770        79,989         51,255
     Less:  Minority Interest(3)(ii)       (744)     (1,600)     (5,076)     (8,728)     (3,310)          379         (3,310)
                                        -------------------------------------------------------   ----------------------------
         Total "Earnings"                19,707      17,078      42,334      77,895     197,996       203,155        137,121
                                        =======================================================   ============================

   Fixed Charges
                                        -------------------------------------------------------   ----------------------------
     Interest expense(4)(i)(A)           12,686       6,529      12,124      29,635      74,770        79,989         51,255
                                        =======================================================   ============================

Percentage of Indebtedness to Total
  Capitalization

   Long-term debt                        60,311      12,463      49,846     114,907     324,000       501,170        395,633
                                        =======================================================   ============================

   Total capitalization
     senior notes                                                                                     299,170              0
     due to affiliates                   60,311      12,463      49,846     114,907           0             0        395,633
     Notes payable                            0           0           0           0     324,000       202,000              0
     stockholders' equity                15,430      55,339      71,823      67,915     294,819       374,060        129,092
                                        -------------------------------------------------------   ----------------------------
         total capitalization            75,741      67,802     121,669     182,822     618,819       875,230        524,725
                                        =======================================================   ============================

Ratio                                     79.63%      18.38%      40.97%      62.85%      52.36%        57.26%         75.40%

Pre-tax Interest Coverage Ratio

   Pretax Income                          7,765      12,149      35,286      56,988     126,536       122,787         89,176

   Interest Expense on Funded Debt        7,921       4,130       5,140      10,234      22,635        24,549         16,587

   Ratio                                   1.98        3.94        7.86        6.57        6.59          6.00           6.38
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